Exhibit 99.1



                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                  -------------------------------------------------
                          CONSOLIDATED STATEMENTS OF INCOME
                          ---------------------------------
                                      Unaudited

                                                       Twelve Months Ended
                                                             March 31,
                                                     ------------------------
                                                           1995        1994
                                                     -----------  -----------
                             (Dollars in thousands, except per share amounts)
   OPERATING REVENUES
     Cellular telephone                              $  365,919   $ 239,075
     Telephone                                          319,590     277,225
     Radio paging                                        96,474      79,897
                                                     -----------  -----------
                                                        781,983     596,197
                                                     -----------  -----------
   OPERATING EXPENSES
     Cellular telephone                                 339,466     245,355
     Telephone                                          227,601     194,879
     Radio paging                                        99,242      79,302
                                                     -----------  -----------
                                                        666,309     519,536
                                                     -----------  -----------

   OPERATING INCOME                                     115,674      76,661
                                                     -----------  -----------
   INVESTMENT AND OTHER INCOME
     Interest and dividend income                        11,659       8,352
     Minority share of income                           (14,044)     (2,427)
     Cellular investment income, net of license cost
        amortization                                     32,107      16,835
     Gain on sale of cellular and telephone interests    26,945       4,970
     Other income, net                                   (2,757)        430
                                                     -----------  -----------
                                                         53,910      28,160
                                                     -----------  -----------
   INCOME BEFORE INTEREST AND INCOME TAXES              169,584     104,821
   Interest expense                                      44,416      38,329
                                                     -----------  -----------
   INCOME BEFORE INCOME TAXES                           125,168      66,492
   Income tax expense                                    51,655      29,175
                                                     -----------  -----------
   NET INCOME BEFORE CUMULATIVE EFFECT
     OF ACCOUNTING CHANGE                                73,513      37,317
   Cumulative effect of accounting change                              (723)
                                                     -----------  -----------
   NET INCOME                                            73,513      36,594
   Preferred Dividend Requirement                        (1,745)     (2,353)
                                                     -----------  -----------
   NET INCOME AVAILABLE TO COMMON                    $   71,768   $  34,241
                                                     ===========  ===========

   WEIGHTED AVERAGE COMMON SHARES (000s)                 55,346      49,332

   EARNINGS PER COMMON SHARE:
     Before cumulative effect of accounting change   $     1.29        $.71
     Cumulative effect of accounting change                            (.02)
                                                     -----------  -----------
     Net Income                                      $     1.29        $.69
                                                     ===========  ===========

   DIVIDENDS PER COMMON AND SERIES A
     COMMON SHARE                                    $      .365  $     .345
                                                     ===========  ===========
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